UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2013

PORTLAND GENERAL ELECTRIC COMPANY
(Exact name of registrant as specified in its charter)

Oregon	1-5532-99	93-0256820
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
121 SW Salmon Street, Portland, Oregon 97204
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (503) 464-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

Portland General Electric Company (PGE or the Company) and the Bonneville Power Administration (BPA) entered into a Memorandum of Understanding (MOU) on January 11, 2013 to pursue modifications to PGE’s proposed Cascade Crossing Transmission Project (Cascade Crossing or the Project). Under the modified proposal outlined in the MOU, the Cascade Crossing transmission line would begin at Boardman in northeastern Oregon as originally proposed, but terminate at a new substation 18 miles southwest of Maupin, Oregon. PGE would utilize existing BPA transmission lines from the new substation to Salem, Oregon, rather than extend the Cascade Crossing transmission line to Salem. This would eliminate 101 miles of the project from Maupin to Salem, thereby avoiding most impacts to the Confederated Tribes of Warm Springs Reservation, the Mt. Hood and Willamette national forests and private forest and agricultural land in Marion and Linn Counties, and reducing land acquisition, construction and environmental impacts and resulting mitigation costs.

In addition to construction of the new transmission line, PGE would build the new substation near Maupin, install series capacitors on existing BPA transmission lines and make other enhancements to the regional grid that would increase transmission capacity. In return, PGE would receive certain transmission capacity rights from BPA, with the details of such rights subject to further negotiation. The MOU also provides for the parties to negotiate an exchange whereby PGE would obtain from BPA ownership of additional transmission capacity in exchange for ownership and/or rights to certain PGE assets. Subject to the outcome of negotiations, the modified proposal would provide PGE a total of up to 2,600 MWs of transmission capacity that could be staged to come on-line in phases as needed, both before and after the previously estimated 2017 in-service date. The original scope of the Cascade Crossing project was a 215-mile, 500 kV transmission line that would provide approximately 2,600 MWs of transmission capacity from northeastern Oregon into PGE’s service territory in the Willamette Valley near Salem, Oregon. As the parties continue negotiation of the terms and conditions of the modified proposal, the estimated costs and timeline of the proposal will be clarified. The MOU will be available at PGE’s website PortlandGeneral.com.

PGE first began developing the Cascade Crossing project in response to an Order issued by the Public Utility Commission of Oregon (OPUC) in 2004 directing the Company to work with BPA and others to develop transmission capacity across the Cascade Mountains. As of December 31, 2012 PGE has incurred approximately $46 million of capital costs related to the project, including costs related to the 101-mile section that would not be constructed under the modified proposal described in the MOU. If definitive agreements are reached with respect to the modified proposal, the Company will seek recovery of all project costs, including those related to the 101-mile section, once the related transmission capacity is available for PGE use. The modified proposal would meet PGE’s objective under its Integrated Resource Plan, as most recently acknowledged by the OPUC in November 2010, of providing additional transmission capacity from northeastern Oregon into PGE’s service territory in the Willamette Valley.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PORTLAND GENERAL ELECTRIC COMPANY
(Registrant)

Date:	January 14, 2013	By:	/s/ Maria M. Pope
Maria M. Pope Senior Vice President, Finance, Chief Financial Officer, and Treasurer